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                                                                EXHIBIT 10.45

                                BRUNO'S, INC.

                     DIRECTORS' DEFERRED COMPENSATION PLAN



                               Table of Contents




ARTICLE I      Definitions....................................   1

ARTICLE II     Election to Defer..............................   2

ARTICLE III    Deferred Compensation Accounts.................   2

ARTICLE IV     Payment of Deferred Compensation...............   4

ARTICLE V      Administration.................................   4

ARTICLE VI     Amendment of Plan..............................   5





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                                 BRUNO'S, INC.

                     DIRECTORS' DEFERRED COMPENSATION PLAN


                                   ARTICLE I

                                  DEFINITIONS


1.1  "Board" shall mean the Board of Directors of Bruno's, Inc.

1.2  "Cash Account" shall mean the account created by the Company pursuant to
     Article III of this Plan in accordance with an election by a Director to receive deferred cash compensation under Article II hereof.

1.3  "Common Stock" shall mean the Common Stock of the Company.

1.4  "Company" means Bruno's, Inc.

1.5 "Director" shall mean a member of the Board of Directors of the Company who is not an employee of the Company or any of its subsidiaries.

1.6 "Fees" shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

1.7 "He", "Him" or "His" shall apply equally to male and female members of the Board.

1.8 "Plan" shall mean this Directors' Deferred Compensation Plan as it may be amended from time to time.

1.9  "Stock Account" shall mean the account created by the Company pursuant to
     Article III of this Plan in accordance with an election by a Director to receive stock compensation under Article II hereof.

1.10 "Year" shall mean a calendar year.


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                                   ARTICLE II

                               ELECTION TO DEFER


2.1 Within 30 days after the adoption of this Plan by the Board, a Director may elect to defer payment of all or a specified part of all Fees earned by the Director following such election for the Year in which this Plan is adopted and succeeding Years. Any Director who does not make such an election may elect, on or before December 31 of any Year, to defer payment of all or a specified part of all Fees earned by the Director during the Year following such election and succeeding Years. Any person who becomes a Director during any Year, and who was not a Director of the Company on the preceding December 31, may elect, before the Director's term begins, to defer payment of all or a specified part of all Fees earned by such Director during the remainder of such Year and for succeeding Years. Any Fees deferred pursuant to this paragraph shall be paid to the Director at the time or times and in the manner specified in Article IV hereof.

2.2 An election to participate in this Plan and the manner of payment shall be designated by submitting a letter to the Secretary of the Company in the form attached hereto as Appendix A.

2.3 An election submitted by a Director pursuant to paragraph 2.2 above shall continue from Year to Year unless the Director terminates it by written request delivered to the Secretary of the Company prior to the commencement of the Year for which the termination is first effective.


                                  ARTICLE III

                         DEFERRED COMPENSATION ACCOUNTS


3.1 The Company shall maintain separate memorandum accounts for the Fees deferred by each Director.

3.2 On the date Fees become payable, the Company shall credit to the Cash Account of each Director the deferred portion of any Fees due the Director as to which an election to receive cash has been made. Fees deferred in the form of cash (and interest thereon) shall be held in the general funds of the Company.

3.3 On the first day of each quarter, the Company shall credit the Cash Account of each Director with interest calculated on the basis of the balance in such Cash



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     Account on the first day of each month of the preceding quarter at the
     Company's average borrowing rate as in effect from time to time.

3.4 The Company shall credit, on the date Fees become payable, the Stock Account of each Director with the number of shares of Common Stock which is equal to the deferred portion of any Fees due the Director as to which an election to receive Common Stock has been made, divided by the Stock Value on the date such fees would otherwise have been paid. "Stock Value" shall mean the mean between "high bid" and the "low bid" prices of the Company's Common based on trading in the over-the-counter market on the date in question, or, if the principal market for the Common Stock is an exchange, the term "Stock Value" shall mean the last sales price for the Common Stock on the date in question as reported by such exchange. If such price or prices are not available on the date in question, then the next preceding practicable date for which such prices are available shall be used.

3.5 The Company shall credit the Stock Account of each Director who has elected to receive deferred compensation in the form of Common Stock with the number of shares of Common Stock equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock) payable on the number of shares of Common Stock represented in each Director's Stock Account divided by the Stock Value on the dividend payment date. Dividends payable in Common Stock will be credited to each Director's Stock Account in the form of the right to receive Common Stock. If adjustments are made to the outstanding shares of Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of shares of Common Stock credited to each Director's Stock Account.

3.6  Common Stock shall be computed to three decimal places.

3.7 The right to receive Common Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Common Stock unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.

3.8 The Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of its Common Stock for the payment of its obligations under this Plan, but shall make available as and when required a sufficient number of shares of its Common Stock to meet the needs of this Plan.

3.9 Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

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                                   ARTICLE IV

                        PAYMENT OF DEFERRED COMPENSATION


4.1 Except as provided below, amounts contained in a Director's Cash Account and/or Stock Account shall be distributed as provided in the election made by the Director pursuant to paragraph 2.2 of Article II hereof. Distributions shall begin with the first day of the Year following the Director's retirement or separation from the Board. Amounts credited to a Director's Cash Account shall be paid in cash. Amounts credited to a Director's Stock Account shall be paid, in the Company's sole discretion, in the form of Common Stock or cash (determined by multiplying the number of full shares in the Director's Stock Account by the then Stock Value).
     A cash payment shall be made with any final installment for any fractions of a share of Common Stock remaining in the Director's Stock Account.
     Such fractional share will be valued at the Stock Value on the date of settlement. Any shares of Common Stock issued to a Director will contain those restrictive legends limiting their tansferablility as the Company's counsel shall advise.

4.2 Each Director shall have the right to designate a beneficiary who is to succeed to his right to receive payments hereunder in the event of his death. Any designated beneficiary shall receive payment in the same manner as the Director if he had lived. In case of a failure of designation or the death of a designated beneficiary without a designated successor, the balance of the amounts contained in the Director's Cash Account and/or Stock Account shall be payable in accordance with paragraph
     4.1 of Article IV hereof to the Director's or former Director's estate in full on the first day of the Year following the Year in which he dies. No designation of beneficiary or change in beneficiary shall be valid unless in writing signed by the Director and filed with the Secretary of the Company.


                                   ARTICLE V

                                 ADMINISTRATION


5.1 The Company shall administer the Plan at its expense. All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties.

5.2 Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary, and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.


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                                   ARTICLE VI

                               AMENDMENT OF PLAN


6.1 The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board, except that no amendment, suspension, or termination shall apply to any amounts previously credited to the Cash Account or Stock Account of any Director or beneficiary of a deceased Director.

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                                   APPENDIX A

                                                              Date______________

Walter M. Grant
Corporate Secretary
Bruno's, Inc.
800 Lakeshore Parkway
Birmingham, AL 35211

Dear Mr. __________:

     Pursuant to the Directors' Deferred Compensation Plan of Bruno's, Inc. (the "Plan"), I hereby elect to defer receipt of all or a portion of my Director's fees commencing ______________ and for succeeding calendar years in accordance with the percentages indicated below.

     I elect to have my Director's fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a, b and c, below):

                        (a) _____% of the aggregate Director's fees shall be credited to my Cash Account as defined in the Plan;
                        (b) _____% of the aggregate Director's fees shall be credited to my Stock Account as defined in the Plan;
                        (c) _____% of the aggregate Director's fees shall not be deferred but shall be paid to me directly as they accrue.

     Further, I elect to receive the payments pursuant to the Plan (check method desired below):
              _________ in one lump sum
              _________ in ________ equal annual installments

     Further, I understand that my Cash Account and Stock Account shall become payable on the first day of January or as soon thereafter as is practicable following my retirement or separation from the Board.

     In the event of my death prior to receipt of all or any balance of such fees and interest or dividends thereon so accumulated, I designate __________________________ as my beneficiary to receive the funds so accumulated.


                                             Very truly yours,


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